ALPINE 4

Annual Shareholder Meeting 2021

Agenda

Call Meeting to Order

Review the Voting Measures

Confirm the Vote

Review 2021
Review 2022

Q&A

ALPINE 4

2021

Laying The Foundation 2021

In 2021, Alpine 4 laid a foundation that fundamentally changed the company structure and value proposition. At a glance, our acquisitions don't necessarily reveal how powerful they are, though when we do a deep dive into the economic underlying metrics of these acquisitions, Alpine 4 has set itself up to be a leader in these industries over the next 20 years.

Market Size:

- Nutraceutical Manufacturing: $454 Billion in 2021 and expected to grow $991 Billion by 2030.
- Battery Manufacturing: Lithium Battery Market in 2021 was $75 Billion and expected to grow to $178 Billion by 2028.
- Drones: $22 Billion in 2020 and expected to grow to $42 Billion by 2025.
- Defense Services: The United States defense industry was $550 Billion in 2021 and expected to grow by 2.3% annually for the next three years.

Highlights

ALPINE 4

2021

- 6 acquisitions: Vayu, DTI, Alt Labs, Identified Tech, ElecJet, RCA
- $77M raised
- Up listing organically to the Nasdaq
- Current Assets (Cash, AR and Inventory) grew from $10.6M to $44.4M
- Paid down $20.3M in funded liabilities, Built up inventory of $6.8M
- Assets grew $41M to $138M
- Shareholder equity from -$8.8M to $72.1M
- 5 patents
- Cash invested into acquisitions $37.3M
- Cash invested into equipment $3.6M
- 519 employees
- Retained 95% of workforce during COVID, helping us now during a labor shortage

2022

ALPINE 4

ALPINE 4

2022

Highlights

- Organic annualized revenue guidance of $122 Million for 2022 (excludes new acquisitions)
- Two acquisitions planned
- Overseas battery production beginning in Q2. Capable of producing 100,000 units of AX Class Solid State Batteries per month.
- Selection of US city for our solid-state battery factory to be determined in Q3 in 2022 Phoenix, Indianapolis, Tucson, and Houston currently being considered.
- Vayu production facility was completed in Q1 2022. Capable of producing ten G1's per month. US-2 is currently in prototype phase and will be ready to begin production by the end of 2022 and will be powered by Solid State Batteries and / or Graphene Lithium battery cells.
- Drone sales have begun and are expected to increase quarter over quarter for the rest of the year.
- R&D Development will increase by over 300% in 2022
- 81 patents to be filed in 2022 and 2023

ALPINE 4

2022 Revenue Guidance

2022

Contract Manufacturing: 2022 Revenue Projected at $36M
- Alternative Labs
- Quality Circuit Assembly

Defense Contracting (Department of Defense / Department of State): 2022 Revenue Projected at $14m
- Thermal Dynamics

Aerospace: 2022 Revenue Projected at $4.2m
- Identified Technologies
- Vayu Aerospace

Technology: 2022 Revenue Projected at $52m
- RCA Commercial
- ElecJet

Construction Services: 2022 Revenue Projected at $16m
- Morris Sheet Metal / Excel

2022 Projected Revenue: $122M

Q&A

- Why have there been no drone sales?
- What happened to the world record?
- Any guidance on Q4 2021 earnings?
- Is there going to be another offering?
- What does an “ATM” mean?
- What is Alpine 4 doing to mitigate the losses from the Construction Services companies?
- Where is the battery factory going to be?
- How are supply chain issues affecting the subsidiaries?
- Can you share more with us about Global Autonomous Corporation (GAC)?